Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-178214 and No. 333-186465 on Forms S-3 and Registration Statement No. 333-169923 on Form S-8 of our report dated February 26, 2013, with respect to the consolidated financial statements of Annaly Capital Management, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Annaly Capital Management, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Annaly Capital Management, Inc. and Subsidiaries for the year ended December 31, 2012.

/s/ Ernst and Young LLP
New York, New York
February 26, 2013